Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by Biotech Acquisition Company of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Biotech Acquisition Company following the consummation of the business combination, which will be renamed Blade Biotherapeutics, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 15, 2022

By:	/s/ John A. Hohneker, M.D.
John A. Hohneker, M.D.